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                                                                    Exhibit 10.4

                   SEPARATION AND GENERAL RELEASE AGREEMENT
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     The Parties to this Separation and General Release Agreement ("Agreement")
are Christopher M. Mclain ("Executive") and Crown Vantage, Inc. ("the Company").

                                  AGREEMENTS


1. Effective September 1, 1999, ("Effective Date") Executive's employment with the Company will terminate as a result of the Company's executive office relocation to Cincinnati, Ohio and Executive's decision not to relocate. This also acknowledges the Executive's resignation from any and all officerships and directorships of Crown Vantage Inc. and any of its affiliates as of the date of severance. At the time of termination, Executive will receive all accrued salary and all unused vacation pay. Separate and apart from these payments, and as consideration to support this Agreement, Executive shall receive the following additional Separation Benefits following execution of this Agreement:

     (a)  Additional Separation Pay.  Fifty-two (52) weeks of base salary
          --------------------------
     continuation, excluding bonus eligibility or entitlement, at Executive's final base salary rate less required deductions and withholdings.

     (b)  Additional Health, Dental, and Life Insurance Coverage.  Company-paid
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     premiums for continued health, dental, employee life, and group life insurance coverage for Executive and Executive's covered dependents at the same rate and to the same extent Executive and his or her dependents are covered by such plans on the Effective Date for the fifty-two (52) weeks of Executive's salary continuation period, provided however that such coverage will cease if the Executive becomes reemployed with another employer and is eligible to receive health, dental of life insurance under an employer-provided plan, or if Executive and Executive's dependents cease being eligible for COBRA-continuation coverage under the Company's plans for any other reason.

     (c)  Company-Provided Automobile.  On the Effective Date, the Company will
          ----------------------------
     cease providing Executive with an automobile at Company expense. However, at the Executive's option, Executive may either assume the lease obligation on the same terms and at the same rate as the Company was leasing the automobile on the Effective Date, or may purchase the automobile on the same terms and at the same rate as if the lease had expired.

     (d)  Restricted Stock.  All Restricted Stock in effect on the Effective
          -----------------
     Date shall become immediately vested.

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     (e)  Stock Options.    All Stock Options in effect on the Effective Date
          --------------
     shall become immediately vested in accordance with the terms of the Stock Option Plan provided that such options must be exercised within 3 months of the Effective Date during which time there shall be no further vesting.

2. As partial consideration for the promises contained in this Agreement, Executive hereby waives, releases, and discharges the Company and its affiliates, parents and subsidiaries, and its or their current or former officers, board members, employees, attorneys, and/or agents from any complaints, claims, charges, claims for relief, demands, suits, actions and/or causes of action which Executive asserts, has asserted or could assert arising from or in any way connected with Executive's employment relationship with the Company and/or the termination of that employment. This includes, but is not limited to, any "wrongful discharge" claims; all claims relating to any contract of employment (express or implied); any covenant of good faith and fair dealing (express or implied); any and all tort claims; any claims brought under any federal, state, or municipal law, regulation or ordinance; any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, any labor and civil codes of the State of California or any other state, and any and all claims for attorney fees and costs. This waiver and release is intended to be full and complete, except for those obligations that are created by this Agreement.

3. As further consideration for this Agreement, Executive hereby waives and releases any and all rights under section 1542 of the California Civil Code. California Civil Code section 1542 reads as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those of which Executive is now aware, which arose before the signing of this Agreement.

4. As further consideration for this Agreement, the Parties agree that the "Change of Control" Agreement entered into between Executive and the Company on December 5, 1995 will be, and hereby is, made null and void.

5. If a Change of Control (as defined in Section 6 below) occurs during Executive's fifty-two week salary continuation period, Executive, in addition to the Separation Benefits defined in Section 1 of this Agreement, will receive the following benefits:

     (a)  The sum of $553,120 and

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     (b)  For the Continuation Period (as defined below), Executive will again be eligible for Company-paid health, dental, employee life, and group life insurance benefits for Executive and Executive's dependents as and to the extent those coverages were in effect on the Effective Date, or, if more favorable to Executive, as are in effect generally immediately before the Change of Control Date with respect to other peer executives of the Company and their families, provided, however, that if Executive has become or becomes reemployed with another employer and is eligible to receive health, dental, or life insurance benefits under another employer-provided plan, the life insurance benefits shall cease and the health and dental insurance benefits shall be secondary to those provided under such other plan during such applicable period of eligibility, and provided further that Executive and Executive's dependents otherwise are and remain eligible for coverage under the federal law COBRA. The Continuation Period shall be three years. For purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such insurance plans, Executive shall be considered to have remained employed for three years after the Change of Control Date and to have retired on the last date of such period.

6.   For the purpose of this Agreement, a Change of Control shall mean:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(a)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of
     Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section 6; or

     (b) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors of other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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     (c)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (a "Business Combination"), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company and its subsidiaries.

7. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7 (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) , including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be

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     determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $25,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

     (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young, L.L.P., or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
     Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company

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     notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(a) or 7(c), the Executive becomes entitled to

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     receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
     Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8. Executive represents that Executive does not have any lawsuits, charges, administrative proceedings or any other action currently on file, lodged or pending against the Company or its affiliates, parents, or subsidiaries or any of its or their current or former officers, board members, employees, attorneys, and/or agents, and further agrees that Executive will not file any lawsuit or administrative charge or complaint against the Company or its affiliates, parents, or subsidiaries or any of its or their current or former officers, employees, board members, attorneys, and/or agents for actions occurring before the execution of this Agreement. Executive shall cooperate with the Company in the defense of any action brought against the Company or any agent of the Company that relates in any way to Executive's acts or omissions or responsibilities while employed by the Company. Notwithstanding any contrary provision in this Agreement, to the extent and in accordance with that which is permitted by the By-laws of the Company, the Company shall indemnify and hold Executive harmless for any and all costs, liabilities, or obligations, including attorneys fees, which Executive may incur as a result of litigation brought by any third party against the Company and/or Executive.

9. The Parties understand and agree that this Agreement shall bind and benefit their heirs, employees, officers, board members, agents, attorneys, representatives, successors, predecessors and assigns.

10. Executive affirms and acknowledges that Executive has read and understands this Agreement, that Executive may have at least 45 days to consider this Agreement (although Executive may voluntarily elect to waive any of this consideration period), and that Executive is hereby advised to consult with an attorney regarding the terms of this Agreement. Executive accepts this Agreement freely and voluntarily and with full knowledge of its effect.

11. This Agreement shall not become effective until 7 days after Executive has signed this Agreement. This 7-day revocation period cannot be waived. In order to be effective, a notice of revocation must be received by the Company before expiration of the 7-day revocation period. Such notice shall be directed to:

               Mr. Robert A. Olah, President and CEO
               Crown Vantage, Inc.

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               4555 Lake Forest Drive, Suite 630
               Cincinnati, OH 45242

12. Executive acknowledges that, as of the Effective Date, she hereby resigns all officerships and directorships of Crown Vantage Inc. and/or any of its affiliates.

13. This Agreement constitutes the complete understanding between the Parties and supersedes all prior or contemporaneous written or oral agreements between the parties concerning its subject matter. Any modification of this Agreement will be effective only if it is in writing and signed by the Parties to this Agreement. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

14. Any and all disputes concerning this Agreement shall be resolved by binding arbitration according to the Employment Dispute Resolution rules and procedures of the American Arbitration Association. California substantive law shall apply, and the Agreement shall be interpreted as though it were mutually drafted by both Parties.

15. The Parties indicate their knowing and voluntary acceptance of this Agreement by their signatures below.

Dated:  August 31, 1999       ____________________________________
                              Executive's Signature

                              Executive's Mailing Address:

                              ____________________________________
                              ____________________________________
                              ____________________________________

                              CROWN VANTAGE, INC.


Dated:  August 24, 1999       By _______________________________
                                 Robert A. Olah, President & CEO

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